Exhibit 99(p)
INITIAL PURCHASE AGREEMENT
The Gabelli Natural Resources, Gold & Income Trust (the “Fund”), a Delaware statutory trust, and GAMCO Investors, Inc. (the “Buyer”) hereby agree as follows:
     1. The Fund hereby offers the Buyer and the Buyer hereby purchases 5,236 Common Shares of Beneficial Interest of the Fund, par value $0.001 (the “Shares”), at a price of $19.10 per share, which consists of the public offering price of $20.00 per share less the sales load of $0.90 per share. The Shares are the “initial shares” of the Fund.
     2. GAMCO Investors, Inc. shall wire the amount of $100,007.60 to the Fund no later than December 23, 2010 in full payment for the Shares.
     3. The Buyer represents and warrants to the Fund that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.
     4. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund.
     5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 22nd day of December, 2010.

THE GABELLI NATURAL RESOURCES, GOLD & INCOME TRUST
By:	/s/ Bruce N. Alpert
	Name:	Bruce N. Alpert
	Title:	President

GAMCO Investors, Inc.
By:	/s/ Jeffrey M. Farber
	Name:	Jeffrey M. Farber
	Title:	Executive Vice President and Chief Financial Officer

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